Exhibit 10.5

CHANGE IN CONTROL AGREEMENT (this “Agreement”), dated as of November 7, 2018, between LINCOLN EDUCATIONAL SERVICES CORPORATION, a New Jersey corporation (the “Company”), and STEPHEN M. BUCHENOT (the “Employee”).

WHEREAS, the Employee is currently employed by the Company;

WHEREAS, the parties desire to enter into an agreement setting forth the payments and benefits the Employee will receive upon a Change in Control of the Company;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.            EFFECTIVENESS AND TERM OF AGREEMENT

This Agreement is effective as of the date hereof and shall remain effective until December 31, 2020.

2.            CHANGE IN CONTROL

2.1          In the event a Change in Control occurs before December 31, 2020 and the Employee’s employment is terminated within twelve (12) months after a Change in Control on either by the Company without Cause, or by the Employee for Good Reason, the Company shall pay the Employee:

(i)           an amount equal to one and one half year’s base salary, in effect on the date of Employee’s termination (the “Severance Payment”);

(ii)          the target amount of the Annual Bonus of the Executive pursuant to the provisions of the Company’s Key Management Team Incentive Compensation Plan for the year in which the Involuntary Termination occurs; and

(iii)         an additional cash amount equal to the Company’s estimate of the employer portion of the premiums that would be necessary to continue the Employee’s health care coverage until the first anniversary of the date of such termination; provided, however, that if prior to payment of such cash amount the Employee becomes covered under another group health plan (which coverage, once obtained, must be promptly disclosed by the Employee to the Company), such cash amount shall be prorated to cover only the period from the date of the Employee’s termination until the date on which such alternate coverage starts.

2.2          Notwithstanding anything to the contrary in any of the Equity Award Documents, as defined in Appendix A, upon a Change in Control, all outstanding stock options and restricted stock granted by the Company or any of its affiliates to the Executive shall become fully vested, and stock options shall become immediately exercisable, on the date of the Change in Control.

3.            REDUCTION OF PAYMENTS

If any amounts due to the Employee under this Agreement and any other agreement, plan or arrangement of or with the Company or any of its affiliates constitute a “parachute payment,” as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and the amount of the parachute payment, reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount the Employee would receive if he was paid three times his “base amount”, as defined in Section 280G(b)(3) of the Code, less $1.00, reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment will be reduced (or returned by the Employee if it has already been paid to her) to an amount that will equal three times the Employee’s base amount less $1.00.  Any determination to be made with respect to this Section 3 shall be made by an accounting firm jointly selected by the Company and the Employee and paid for by the Company, and which may be the Company’s independent auditors.

4.            NO ADDITIONAL RIGHTS

The Employee shall have no right to receive any additional compensation or benefits upon a Change in Control, except (i) as expressly set forth in Section 2 above, where applicable, or (ii) as determined in accordance with the provisions of the employee benefit plans or programs of the Company.

The Company and Employee acknowledge that Employee’s employment is and will continue to be “at will”. If Employee’s employment terminates for any reason, including (without limitation) any termination of employment not set forth in Section 2, Employee will not be entitled to any payments, benefits, damages, awards or compensation other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed expenses.

5.            ARBITRATION

5.1          General.  Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the Employee and the Company shall be settled exclusively by arbitration in West Orange, New Jersey before three arbitrators of exemplary qualifications and stature.  The Employee and the Company shall each select one arbitrator.  The arbitrators selected by the Employee and the Company shall jointly select the third arbitrator.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The Employee and the Company hereby agree that the arbitrators shall be empowered to enter an equitable decree mandating specific enforcement of the provisions of this Agreement.

5.2          Associated Costs.  The cost of the arbitration shall be borne by the parties in the manner determined by the arbitrators.  If, however, the dispute concerns contractual rights that arise in the event of or subsequent to a Change in Control, the costs of arbitration (and any reasonable attorney’s fees incurred by the Employee) shall be borne by the Company, unless the arbitrators determine that the Employee commenced such arbitration on unfounded or unreasonable grounds.

6.            SECTION 409A OF THE CODE.

6.1          General.  This Agreement is intended to be exempt from or meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent.

6.2          Deferred Compensation.  Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i)           If the Employee is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Employee’s termination of employment, then no such payment shall be made or commence during the period beginning on the date of the Employee’s termination of employment and ending on the date that is six months and one day following the Employee’s termination of employment or, if earlier, on the date of the Employee’s death.

(ii)          Payments with respect to reimbursements of expenses shall be made in accordance with Company policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred.  No reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

(iii)         The Company shall not accelerate any payment or the provision of any benefits under this Agreement or make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A of the Code.  If, in the good faith judgment of the Company, any provision of this Agreement could cause the Employee to be subject to adverse or unintended tax consequences under Section 409A of the Code, such provision shall be modified by the Company in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code.  It is understood that each installment is a separate payment, and that the timing of payment is within the control of the Company.

(iv)         The provisions of this Section 6 shall apply notwithstanding any provisions of this Agreement related to the timing of payments following the Employee’s termination of employment.

7.            MISCELLANEOUS

7.1          Communications.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, or on the fifth business day after mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), to the relevant party at the following address (or at such other address for a party as shall be specified by like notice, except that notices of change of address shall be effective upon receipt):

if to the Company:

200 Executive Drive, Suite 340
West Orange, New Jersey  07052
Attention:  General Counsel

if to the Employee:

200 Executive Drive, Suite 340
West Orange, New Jersey  07052

7.2          Waiver of Breach; Severability.  (a)  The waiver by the Employee or the Company of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver of any subsequent breach by either party.

(b)  The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein.  It is the intention of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof.  Accordingly, if at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.

7.3          Assignment; Successors.  No right, benefit or interest hereunder shall be assigned, encumbered, charged, pledged, hypothecated or be subject to any setoff or recoupment by the Employee.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

7.4          Entire Agreement.  This Agreement and the Equity Award Documents represent the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Employee relating to the subject matter hereof.  This Agreement may be amended at any time by mutual written agreement of the parties hereto.

7.5          Withholding.  The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes.

7.6          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

7.7          Headings.  The headings in this Agreement are for convenience only and shall not be used to interpret or construe any of its provisions.

7.8          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.9          Confidentiality.

(i)The Employee shall not at any time, except in performance of her obligations to the Company Group under the provisions of this Agreement and as an employee of the Company, directly or indirectly, disclose or use any secret or protected information that she may learn or has learned by reason of her association with any member of the Company Group.  The term “protected information” includes trade secrets and any and all confidential and/or proprietary business information of the Company Group, including, but not limited to, customers (including potential customers), sources of supply, processes, methods, plans, apparatus, specifications, materials, pricing information, intellectual property (including applications and rights in discoveries, inventions or patents), internal memoranda, marketing plans, contracts, finances, personnel, research, internal policies, as well as potential transactions with third parties which the Employee is privy to, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which the Company Group operates other than as a result of disclosure by the Employee in violation of this Section 7.9 or (ii) the Employee is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.

(ii) The Employee shall not directly or indirectly disseminate the terms of this Agreement to any person or entity not a party to this Agreement, except (a) by written agreement of the parties, (b) pursuant to a valid court order or subpoena, (c) as required by law, or (d) as otherwise provided in this section.  Employee may disclose the terms of this Agreement to her attorneys, financial advisors and/or immediate family, provided she first advises them that the terms must not be further disclosed.

The Employee’s breach of this Confidentiality covenant shall result in the forfeiture of the payments and benefits payable under Section 2.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Employee has hereunto set her hand as of the day and year first written above.

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/ Scott M. Shaw
Name: Scott M. Shaw
Title: Chief Executive Officer

EMPLOYEE

/s/ Stephen M. Buchenot
Stephen M. Buchenot

APPENDIX A

“Cause” shall mean, with respect to the Employee, (i) the Employee’s willful failure to perform the duties of his employment in any material respect, (ii) malfeasance or gross negligence in the performance of the Employee’s duties of employment, (iii) the Employee’s conviction of a felony under the laws of the United States or any state thereof (whether or not in connection with his employment), or (iv) the Employee’s intentional or reckless disclosure of protected information respecting any member of the Company Group’s business to any individual or entity which is not in the performance of the duties of his employment; provided, however, that in the case of (i) and (ii) above, the Employee shall not be deemed to have been terminated for cause unless he has received written notice of the alleged basis therefor from the Company, and fails to remedy the matter within 30 days after he has received such notice, except that no such “cure opportunity” shall be required in the case of two separate episodes occurring within any 12-month period that give the Company the right to terminate for cause for such reason.

 “Change in Control” shall mean:

(a)
when a “person” (as defined in Section 3(a)(9) of the Exchange Act), including a “group” (as defined in Section 13(d) and 14(d) of the Exchange Act), either directly or indirectly becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of 25% or more of either (i) the then outstanding Common Stock, or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change in Control:  (1) any acquisition directly from the Company; (2) any acquisition by the Company; or (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(b)	when the stockholders of the Company approve a reorganization, merger or consolidation of the Company without the consent or approval of a majority of the Company Incumbent Directors;

(c)
consummation of a merger, amalgamation or consolidation of the Company with any other corporation, the issuance of voting securities of the Company in connection with a merger, amalgamation or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (each, a “Business Combination”), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock; or

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(d)	a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company;

“Good Reason” shall mean, with respect to the Employee, the occurrence of any of the following (without his written consent):  (a) a reduction in the Employee’s base salary or target annual bonus as in effect on the date or the Change in Control or, if greater the date of termination; (b) an adverse change in the Employee’s title, authority, duties, responsibilities or reporting lines as in effect on the date of the Change in Control; (c)  the relocation of the Executive’s principal place of employment to a location more than 10 miles from West Orange, New Jersey (d) a failure by the Company to pay material compensation when due in connection with the Employee’s employment; or (e) a material breach of this Agreement by the Company; provided, however, that, if any such Good Reason is reasonably susceptible to cure, then the Employee shall not terminate his employment hereunder unless the Employee first provides the Company with written notice of his intention to terminate and of the grounds for such termination, and the Company has not, within 10 business days following receipt of such written notice, cured such Good Reason.

“Equity Award Documents” shall mean (a) any option agreements, restricted stock agreements or other equity award agreements under the Company’s 2005 Long-Term Incentive Plan and (b) any stock pledge agreement or promissory note relating to the Executive’s stock options, shares of Company common stock underlying such options or restricted stock.

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